Exhibit 3

                    AMENDED AND RESTATED
                      OPTION AGREEMENT

          THIS AMENDED AND RESTATED OPTION AGREEMENT (this
"Agreement") is made and entered into as of the 27th day of August 1997, by and among The Koll Company, a California corporation ("TKC"), The Koll Holding Company, a California corporation ("Optionor"), and a wholly-owned subsidiary of TKC, Ray Wirta ("Optionee"), and Koll Real Estate Services
(formerly KMS Holding Corporation), a Delaware corporation
("KRES").

                         BACKGROUND

          A.   Optionee was granted an option (the "KRES
Option") to purchase shares of the outstanding common stock of KRES ("KRES Common Stock"), pursuant to an Amended and Restated Option Agreement, dated as of November 23, 1994
(the "KRES Option Agreement").

          B. KRES entered into an Agreement and Plan of Reorganization, dated as of May 13, 1997 (the
"Reorganization Agreement"), which provides for the merger
(the "Merger") of CBC Acquisition Corporation, a Delaware corporation ("Acquisition Corporation") and wholly-owned subsidiary of CB Commercial Real Estate Services Group,
Inc., a Delaware corporation ("CBC"), with and into KRES with KRES surviving the Merger as a wholly-owned subsidiary of CBC.

          C. To effect the Merger, the Reorganization Agreement provides that each share of KRES Common Stock will be converted into (i) .776175 shares of CBC Common Stock, $.01 par value ("CBC Common Stock") and (ii) .083238 warrants exercisable for a term of seven years from the Closing Date (as defined in the Reorganization Agreement) to acquire

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from CBC shares of CBC Common Stock, each whole
warrant being exercisable for one share of CBC Common Stock at an exercise price of $30.00 per share of CBC Common Stock
(each, a "Warrant").

          D. In connection with the consummation of the transactions contemplated by the Reorganization Agreement and upon the terms and conditions hereinafter set forth, TKC, Optionor and Optionee desire to revise and amend the KRES Option Agreement so that Optionee's KRES Option to purchase from Optionor 672,000 shares of KRES Common Stock will be converted into (i) an option to purchase from Optionor 521,590 shares of CBC Common Stock and (ii) the right to obtain from Optionor in connection with such option exercise 55,936 Warrants to purchase shares of CBC Common Stock from CBC.

                          AGREEMENT

          In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

     1. Continuation of Option. Effective upon the consummation of the Merger, Optionee's KRES Option to purchase 672,000 shares of KRES Common Stock from Optionor shall be converted into the right and option (the "Option") to (i) purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of 521,590 shares of CBC Common Stock from Optionor at an exercise price of $5.84 per share of CBC Common Stock (the "Price"), exercisable from time to time prior to May 30, 2001 and (ii) obtain from Optionor in connection with each exercise of the Option
 .1072413 Warrants per share of CBC Common Stock acquired upon such exercise, using conventional rounding to the nearest whole Warrant (the "Warrant Ratio"). Optionor hereby agrees not to sell any shares of CBC Common Stock or exercise or transfer any Warrants if, as a result of such sale, exercise or transfer, Optionor will not continue to hold a sufficient number of shares of CBC Common Stock and Warrants to enable Optionee to exercise the Option in full immediately after such sale and to receive the appropriate number of Warrants in connection with such exercise, as adjusted by Section 5 of this Agreement.

     2. Exercisability of Option. Except as otherwise provided in this Agreement, the Option may be exercised from time to time to purchase all or any part of 521,590 shares of CBC Common Stock owned by Optionor, provided, however, that the Option may not be exercised as provided, however, that the Option may not be exercised as to fewer than 100 shares at any one time unless the number of shares purchased is the total number available at that time for purchase. If Optionee does not purchase all of the shares of CBC Common Stock which he is entitled to purchase, Optionee's right to purchase any shares not so purchased and the corresponding right to receive Warrants shall continue until May 30, 2001, unless, prior to such time, the Option is extended or terminated in accordance with the provisions hereof. In no event may the Option be exercised after May 30, 2001, unless the Optionor and Optionee agree in writing to extend the time of exercise of the Option. The Option may be exercised only as to whole shares (fractional share interests shall be disregarded except that they may be accumulated).

     3. Method of Exercise and Payment. Each exercise of the Option shall be by means of written notice of exercise delivered to Optionor, specifying the number of whole shares with respect to which the Option is being exercised and the corresponding number of Warrants to be transferred by Optionor to Optionee in connection with such exercise, together with any written statements required pursuant to
Section 6 of this Agreement and a payment, in cash or by check payable to the order of Optionor, in an amount equal to the Price multiplied by the number of shares with respect to which the Option is being exercised.

     4. Non-Assignability of Option. The Option and all other rights and privileges conferred hereby are not transferable or assignable, may not be offered, sold, pledged, hypothecated or otherwise disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, garnishment, levy or similar process and any such attempted action shall be void. During
Optionee's lifetime, the Option may be exercised only by Optionee or his Personal Representative (as defined below).
After Optionee's death, the Option may be exercised by Optionee's transferees by will or under the laws of descent and distribution, and not otherwise. "Personal
Representative" shall mean the person or persons who, upon the disability or incompetence of Optionee, shall have acquired on behalf of Optionee, by legal proceeding or otherwise, the power to exercise the rights and receive the benefits specified in this Agreement.

     5.    Adjustments and Other Rights.

           a. If the shares of CBC Common Stock and Warrants owned by Optionor are increased, decreased or changed into, or exchanged for, a different number or kind of shares, warrants or securities of CBC through a reorganization or merger in which CBC is the surviving entity, or through a combination, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, then, except to the extent that any such adjustment or change is a result of additional consideration being given by Optionor, a similar and pro rata adjustment shall be made in the number and kind of shares, warrants or securities that are subject to the Option and an appropriate adjustment shall be made to the Price.

           b.    If the Board of Directors of CBC takes action to
(i) dissolve or liquidate CBC or (ii) reorganize, merge or consolidate CBC with one or more corporations which will result in CBC not being the surviving corporation, then the Option shall terminate and be forfeited to the extent it is not exercised prior to the effective date of such dissolution, liquidation, reorganization, merger or consolidation or, upon any event specified in clause
(ii) and with the consent of the Optionor and Optionee, be converted into an option, with appropriate adjustments, to acquire the securities or other consideration into which the CBC Common Stock and Warrants are converted in connection with such event.

           c. If CBC pays a special and nonrecurring cash dividend on the CBC Common Stock (the "Special Dividend") as described by the Financial Accounting Standards Board's Emerging Issues Task Force Issue 90-9 ("EITF 90-9") and the adjustments set forth in this Section 5(c) may be made without causing a new measurement date (as described in EITF 90-9) to occur for purposes of determining compensation expense in connection with the Option, then the Price per share shall be adjusted downward by an amount which shall be necessary in order to make the ratio of the Price to the Fair Market Value of a share of CBC Common Stock on the day prior to the record date for the Special Dividend equal to the same ratio five business days after the record date for the Special Dividend. For purposes of this Section 5(c), "Fair Market Value" on a specific date shall mean (i) if the CBC Common Stock is listed or admitted to trade on a national securities exchange, the average closing price of the CBC Common Stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal national securities exchange on which the CBC Common Stock is so listed or admitted to trade, on the five trading days immediately preceding such date; (ii) if the CBC Common Stock is not listed or admitted to trade on a national securities exchange, the average closing price for the CBC Common Stock on the five trading days immediately preceding such date, as furnished by the National Association of Securities Dealers, Inc. (the "NASD") through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information; (iii) if the CBC Common Stock is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, the mean between the bid and asked price for the CBC Common Stock on the five trading days immediately preceding such date, as furnished by the NADA; or (iv) if the CBC Common Stock is not listed or admitted to trade on a national securities exchange, is not reported on the National Market Reporting System and if bid and asked prices for the CBC Common Stock are not furnished by the NASD or a similar organization, the value determined by the Board of Directors of the Optionor.

           d. If there is a reallocation of Warrants as contemplated by Section 10.12(c) of the Reorganization Agreement, then a similar pro rata adjustment shall be made in the Warrant
Ratio.

     6. Application of Securities Laws. The transfer of shares of CBC Common Stock pursuant to this Agreement is subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency, including, without limitation, "no action" positions of the Securities and Exchange Commission (the
"Commission"), which may be necessary or advisable in connection therewith. Without limiting the generality of the foregoing, no shares of CBC Common Stock may be purchased pursuant to the Option unless and until any then applicable requirements of the Commission, the California

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Department of Corporations and any other regulatory agencies
(including any other state securities law commissioners having jurisdiction over the transfer) and any exchange upon which the CBC Common Stock may be listed, shall have been fully satisfied.

     7. Notices. Any notice to be given to Optionor under the terms of this Agreement shall be in writing and addressed to the Secretary of Optionor at its principal office located at 4343 Von Karman Avenue, Newport Beach, California 92660 and any notice to be given to Optionee shall be addressed to him at the address given beneath his signature hereto, or at such other address as either party may hereafter designate in writing to the other party.

     8. Legend on Stock Certificate. Each certificate representing shares of CBC Common Stock now or hereafter held by Optionor shall be stamped with a legend in substantially the following form:

          "This certificate is transferable only upon compliance with the provisions of that certain Amended and Restated Option
          Agreement, dated as of August 27, 1997, by and among The Koll Company, The Koll Holding
          Company, Ray Wirta and KRES, a copy of which is on file in the office of CB Commercial
          Real Estate Services Group, Inc."

     9. Laws Applicable to Construction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

    10. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto pertaining to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, relating hereto, including, without limitation, the KRES Option
Agreement. KRES acknowledges that any rights it had under the KRES Option Agreement are hereby terminated.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                         THE KOLL COMPANY,
                         a California corporation

                         By: /s/ Donald M. Koll
                             --------------------------
                             Donald M. Koll
                             Chairman of the Board and
                             Chief Executive Officer


                         THE KOLL HOLDING COMPANY,
                         a California corporation

                         By: /s/ Donald M. Koll
                            ---------------------------
                            Donald M. Koll
                            President


                         RAY WIRTA

                         /s/ Ray Wirta
                         ------------------------------
                         Ray Wirta
                         49 Emerald Bay
                         Laguna Beach, California 92651



                         KOLL REAL ESTATE SERVICES,
                         a Delaware corporation

                         By: /s/ Ray Wirta
                             -----------------------------
                         Name:  Ray Wirta
                         Title: CEO


Accepted and Agreed:

THE KOLL COMPANY STOCK TRUST

By: /s/ Donald M. Koll
    -------------------------
    Donald M. Koll
    Trustee


/s/ Donald M. Koll
-----------------------------
Donald M. Koll

                      CONSENT OF SPOUSE

          In consideration of the execution of the foregoing Amended and Restated Option Agreement by The Koll Company and The Koll Holding Company, I, Sandy Wirta, the spouse of Ray Wirta, do hereby join with my spouse in executing the foregoing Amended and Restated Option Agreement and do hereby agree to be bound by all of the terms and provisions thereof.



Dated as of August 27, 1997    /s/ Sandy Wirta
                               --------------------------
                               Sandy Wirta